Exhibit 3.17
AMENDMENT
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
WESTPOWER — BECKLEY, L. P.
     The undersigned, a limited partnership organized under the laws of Delaware, does hereby certify:
     1. The name of the limited partnership is
          WESTPOWER — BECKLEY, L. P.
     2. The limited partnership was organized under the laws of Delaware on July 5, 1989.
     3. Article 1 of the Certificate of Limited Partnership is being amended to read as follows:
          The name of the Partnership is:
          Westmoreland — Roanoke Valley, L.P.
     IN WITNESS WHEREOF, the undersigned, being the sole general partner of the partnership, has caused this certificate to be duly executed as of this 12th day of June 1990.

WEI — ROANOKE VALLEY, INC., GENERAL PARTNER.
By:	/s/ R. Page Henley
Title: Vice President